CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-137863, of our report dated February 15, 2007 (except for Note 5 and 6 for which the date is April 4, 2007), relating to the financial statements of Advanced Technology Acquisition Corp., appearing in the prospectus of Advanced Technology Acquisition Corp. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Brightman Almagor & Co.

Brightman Almagor & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
June 13, 2007